Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Stock Incentive Plan, 2025 Equity Incentive Plan, and 2025 Employee Stock Purchase Plan of Carlsmed, Inc. of our report dated April 23, 2025 (except for the fourth paragraph of Note 12, as to which the date is July 15, 2025), with respect to the financial statements of Carlsmed, Inc. included in its Registration Statement (Form S-1 No. 333-288339), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
July 23, 2025